Exhibit 99.2

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. Announces
a $25 Million STOCK Repurchase PLAN

St. Petersburg, FL - July 31, 2019: United Insurance Holdings Corp. (Nasdaq: UIHC) (the Company or UPC Insurance), a property and casualty insurance holding company, announced today that the Board of Directors authorized a stock repurchase plan providing for the repurchase of up to $25 million of the Company's common stock.

The stock repurchases may be made through solicited or unsolicited transactions in the open market, in privately negotiated transactions, pursuant to Rule 10b5-1 plans or otherwise, subject to business and market conditions and other factors, and at such times and in such amounts as management and the Board deem appropriate. The authorization has no expiration date.

About UPC Insurance
Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, Florida, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

United Insurance Holdings Corp.                The Equity Group
Jessica Strathman                        Adam Prior
Director of Financial Reporting                Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com        (212) 836-9606 / aprior@equityny.com

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